                                                                    EXHIBIT 11.1

                           AASTROM BIOSCIENCES, INC.
           STATEMENT RE COMPUTATION OF PRO FORMA NET LOSS PER SHARE



                                                                   Year ended June 30.             Three months ended September 30,
                                                          ---------------------------------------- --------------------------------
                                                              1994          1995          1996          1995              1996
                                                          ------------  ------------- ------------ ---------------    -------------
Weighted average number of common shares outstanding         1,294,000     1,724,000     1,749,000       1,740,000       1,752,000
Issuance of Common Stock(1)                                    135,000       135,000       135,000         135,000         136,000
Assumed exercise of stock options to purchase
 Common Stock(1)                                               121,000       121,000       121,000         121,000         121,000
Series E Preferred Stock issued in January 1996              1,078,000     1,078,000     1,078,000       1,078,000       1,078,000
Weighted average number of common shares representing
   assumed conversion of Series A, Series B, Series C
    and Series D
   Convertible Preferred Stock from the date of issuance     4,833,000     5,586,000     7,020,000       7,020,000       7,020,000
                                                          ------------  ------------  ------------   -------------    -------------

Pro forma weighted average number of common and common
   equivalent shares outstanding                             7,461,000     8,644,000    10,103,000      10,094,000      10,107,000
                                                          ============  ============  ============   =============    =============

Net loss                                                  $ (6,140,000) $ (5,717,000) $ (9,917,000)  $  (1,299,000)   $ (3,273,000)
                                                          ============  ============  ============   =============    =============
Pro forma net loss per share                              $       (.82) $       (.66) $       (.98)  $        (.13)   $       (.32)
                                                          ============  ============  ============   =============    =============
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(1)  Represents shares of common stock or common stock equivalents issued subsequent to October 1995 at a price per share less than the offering price of $8.00. Such shares are considered to be cheap stock and, accordingly, reflected as outstanding since inception.